EXHIBIT 99.2

                                [GRAPHIC OMMITED]
                            MEASUREMENT SPECIALTIES


Contact:  Joseph R. Mallon, Jr., Chairman
          973  808-1819

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          973  239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

     MEASUREMENT SPECIALTIES COMPLETES SALE OF MILPITAS WAFER FAB OPERATIONS

     Fairfield, NJ, July 31, 2002 - Measurement Specialties, Inc. (AMEX: MSS) today announced that it has completed the previously announced sale of the assets of its silicon wafer fab manufacturing operation in Milpitas, California to Silicon Microstructures, Inc. (SMI), a wholly-owned subsidiary of Elmos Semiconductor AG. The wafer fab operation was formerly a part of the IC Sensors Division of Measurement Specialties. The price paid by SMI for the assets was approximately $5.25 million, consisting of approximately $3.37 million in cash and $1.88 million in prepaid credit for products and services, subject to reduction under certain circumstances.

     IC Sensors continues to design, manufacture and sell all of its current product lines, including custom wafers and die, pressure sensors, accelerometers and custom MEMS components, and to outsource to SMI the manufacturing of silicon chips used in these products.

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.


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     This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding the continued production of current product lines. Forward looking statements may be identified by such words or phases as "intends", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; consummation of any contemplated sale of assets; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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